Oportun Announces $306 Million Committed Warehouse Facility Extension

SAN CARLOS, Calif., Sep. 23, 2024 (GLOBE NEWSWIRE) -- Oportun (Nasdaq: OPRT), a mission-driven financial services company, today announced the closing of an amendment and extension to its long-term warehouse facility. Features of this facility include:
•$306 million total commitment
•Goldman Sachs as senior lender – and Jefferies, as mezzanine lender – both existing, longstanding lenders to Oportun
•A new two-year revolving period
•Collateralized by Oportun’s unsecured and secured personal loan originations
“This warehouse facility extension expands on Oportun’s longstanding lending relationships”, said Jonathan Coblentz, Chief Financial Officer of Oportun. “With the support of our lenders at Goldman Sachs and Jefferies, this committed financing will help drive Oportun’s responsible growth in the years ahead.”
Oportun maintains a diverse set of capital sources including committed warehouse facilities, asset-backed securitizations, corporate-level debt financing, and whole loan sales.
About Oportun
Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $18.7 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members save an average of more than $1,800 annually. For more information, visit Oportun.com.
About Goldman Sachs
Goldman Sachs is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

About Jefferies
Jefferies (NYSE: JEF) is a leading global, full-service investment banking and capital markets firm that provides advisory, sales and trading, research, wealth, and asset management services. With more than 40 offices around the world, we offer insights and expertise to investors, companies and governments. For more information: www.jefferies.com.

Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
Michael Azzano
Cosmo PR for Oportun
(415) 596-1978
michael@cosmo-pr.com